UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2015

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32663	86-0812139
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 East Basse Road, Suite 100

San Antonio, Texas 78209

(Address of principal executive offices)

Registrant’s telephone number, including area code: (210) 832-3700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 17, 2015, William Eccleshare and Clear Channel Outdoor Holdings, Inc. (“CCOH”) entered into the Second Amendment to Employment Agreement (the “Second Amendment”) to Mr. Eccleshare’s employment agreement dated January 24, 2012 (the “Prior Employment Agreement”), as amended on March 2, 2015 by the First Amendment to Employment Agreement (the “First Amendment”). Pursuant to the terms of the Second Amendment, (1) Mr. Eccleshare’s term of employment was extended until December 31, 2017 and thereafter provided for automatic one-year extensions, unless either CCOH or Mr. Eccleshare gives prior notice electing not to extend the agreement, (2) in the event there is a disposition of the European assets of CCOH’s international segment, Mr. Eccleshare will be considered for a cash payment in an amount to be determined by CCOH in its sole discretion, (3) commencing in 2016, Mr. Eccleshare is eligible for an additional long-term incentive opportunity from CCOH, consistent with other comparable positions pursuant to the terms of the award agreement(s), taking into consideration demonstrated performance and potential, and subject to approval by Mr. Eccleshare’s manager and the board of directors or the compensation committee of CCOH, (4) in consideration of Mr. Eccleshare entering into the First Amendment and the Second Amendment and as a result of the change in his position and duties related to the First Amendment and provided Mr. Eccleshare’s employment has not ended prior to March 1, 2016, Mr. Eccleshare shall receive, subject to certain conditions, (a) the Severance Payment he would have been entitled to pursuant to the Prior Employment Agreement, except it shall be paid in two annual installments of $1.1 million on March 1, 2016 and $1.1 million on March 1, 2017 and (b) vesting of one-half of any then unvested restricted stock units on March 1, 2016 and vesting of the other half of such restricted stock units on March 1, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

Date: December 18, 2015	By:	/s/ Lauren E. Dean

Lauren E. Dean

Vice President, Assistant General Counsel and Assistant Secretary